Exhibit 4.1



                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                         JUNIATA VALLEY FINANCIAL CORP.

1. The name of the Corporation is Juniata Valley Financial Corp.

2. The location and post office address of its registered office in the Commonwealth of Pennsylvania is Bridge and Main Streets, Mifflintown, Pennsylvania.

3. The Corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the following purpose or purposes:

         To have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which Corporations may be incorporated under the provisions of the Business Corporation Law of the Commonwealth of Pennsylvania. The Corporation is incorporated under the provisions of the Business Corporation Law of the Commonwealth of Pennsylvania (Act of May 5, 1933, P. L. 364, as amended).

4. The term for which the Corporation is to exist is perpetual.

5. The aggregate number of shares which the Corporation shall have authority to issue is 20,500,000 shares, divided into two classes consisting of 20,000,000 shares of Common Stock with a par value of $1.00 per share and 500,000 shares of Preferred Stock without a par value. The Board of Directors shall have the full authority permitted by law to fix by resolution full, limited, multiple or fractional, or no voting rights, and such designations and preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features or other special or relative rights that may be desired for the Preferred Stock and any series thereof, and to issue such Preferred Stock from time to time in one or more series. The designations, preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features and any other special or relative rights of any series of Preferred Stock may differ from those of any and all series at any time outstanding.

6. The name and post office address of each incorporator and the number and class of shares subscribed by each incorporator is:

   Name                                 Address                                No. and Class of Shares

   James A. Ulsh                        1801 N. Front St.                      One share of common stock
                                        P.O. Box 729
                                        Harrisburg, PA  17108


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7. No cumulative voting for the election of directors shall be permitted.

8. No holder of any class of capital stock of the Corporation shall have pre-emptive rights, and the Corporation may issue shares, option rights or securities having conversion or option rights with respect to shares and any other securities of any class without first offering them to shareholders of any class or classes

9. To the full extent permitted by law, the Board of Directors is expressly vested with the authority to make, alter, amend and repeal such Bylaws as it may deem necessary or desirable for the Corporation, subject to the statutory power of the shareholders to change such action but only upon the affirmative vote of the holders of the outstanding capital stock of the Corporation entitled to cast at least seventy-five percent (75%) of the votes which all shareholders are entitled to cast on the matter at a regular or special meeting of the shareholders duly convened after notice to the shareholders of that purpose.

10. A. The Board of Directors of the Corporation may, in its sole discretion, if it deems it advisable, oppose any offer, proposal, or attempt by any Corporation or other business entity, person or group to (a) make any tender or other offer to acquire any of the Corporation's securities; (b) merge or consolidate the Corporation with or into another entity; (c) purchase or otherwise acquire all or substantially all of the assets of the Corporation; or (d) make any transaction similar in purpose or effect to any of the above. In considering whether to oppose, recommend or remain neutral with respect to any of the aforesaid offers, proposals or plans, the Board of Directors shall evaluate what is in the best interests of the Corporation and may, but is not legally obligated to, consider any pertinent factors which may include but are not limited to any of the following:

                  (1) Whether the offering price, whether in cash or in securities, is adequate and acceptable based upon both the current market price of the Corporation's securities and the historical and present operating results or financial condition of the Corporation.

                  (2) Whether a price more favorable to the shareholders may be obtained now or in the future from other offerors and whether the Corporation's continued existence as an independent Corporation will affect the future value of the Corporation.

                  (3) What the impact of the offer would have on the employees, depositors, clients and the customers of the Corporation or its subsidiaries and the communities which they serve

                  (4) The present and historical financial position of the offeror, its reputation in the communities which it serves and the effect which the reputation and practices of offeror or its management and affiliates would have upon the employees, depositors and customers of the Corporation and the community which the Corporation serves.


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                  (5) An analysis of the value of the securities (if any)
         offered in exchange for the Corporation's securities.

                  (6) Any anti-trust or other legal or regulatory issues raised by the offeror.

         B. If the Board of Directors determines that an offer shall be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaint with all government and regulatory authorities having jurisdiction over the offer; acquiring the Corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock and granting options with respect thereto; acquiring a company to create an anti-trust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

11. A. For purposes of this Article 11 the term "Business Combination" shall mean any one or more of the following transactions:

                  (1) Any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with or into (i) any ten percent (10%) Shareholder (as hereinafter defined) or (ii) any other Corporation (whether or not itself is a ten percent (10%) Shareholder) which is, or after such merger or consolidation would be, an affiliate (as hereinafter defined) of a ten percent (10%) Shareholder or;

                  (2) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or in a series of related transactions) to or with any ten percent (10%) Shareholder of assets whether of the Corporation or any Subsidiary or Subsidiaries of the Corporation, or any combination thereof, the aggregate value of which is equal to or greater than ten percent (10%) of the Corporation's consolidated stockholders equity; or

                  (3) The issuance or transfer by the Corporation or by any Subsidiary (in one transaction or in a series of related transactions) of any securities of the Corporation or any Subsidiary to any ten percent (10%) Shareholder or Affiliate of a ten percent (10%) Shareholder in exchange for cash, securities or other property or any combination thereof, having an aggregate fair market value equal to or greater than ten percent (10%) of the Corporation's consolidated stockholders equity; or

                  (4) Any reclassification of securities (including any reverse stock split), recapitalization, reorganization, merger or consolidation of the Corporation with any of its Subsidiaries or any similar transaction (whether or not with, into or otherwise involving a ten percent (10%) Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary, which is directly or indirectly


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         owned by any ten percent (10%) Shareholder or any Affiliate of a ten percent (10%) Shareholder;

         Provided however, no transaction described in Clauses 1. through 4. of this subparagraph A of Article 11 shall constitute a Business Combination if the Board of Directors has by resolution authorized or ratified the execution and delivery of a written agreement in principle, memorandum of understanding or letter of intent respecting such transaction prior to the time the ten percent (10%) Shareholder involved in such transaction acquired, directly or indirectly, more than five percent (5%) of the outstanding Common Stock of the Corporation which would be entitled to vote on such transaction. In such an event the provisions of subparagraph D of this Article 11 shall apply.

         B. Notwithstanding the fact that by law or by agreement with a national securities exchange or otherwise no vote, or a lesser vote, of shareholders may be specified or permitted, and except as otherwise expressly provided in subparagraph C. of this Article 11 the affirmative vote of the holders of at least eighty-five percent (85%) of the votes which all Shareholders are entitled to cast on the matter shall be required to approve any Business Combination.

         C. Notwithstanding the provisions of subparagraph B. of this Article 11, a Business Combination shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes which all Shareholders are entitled to cast on the matter, if and only if all of the following conditions shall have been satisfied:

                  (1) The ratio of (a) the aggregate amount of cash and fair market value of all other consideration to be received in such Business Combination by the Corporation, a Subsidiary, or the holders of Common Stock, as the case may be, divided by the number of shares of Common Stock issued and outstanding immediately prior to the first public announcement relating to such Business Combination, to (b) the market price of the Common Stock per share immediately prior to the first public announcement relating to such Business Combination, is at least as great as the ratio of (c) the highest per-share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) which such ten percent (10%) Shareholder has paid for any shares of Common Stock acquired by it within the three-year period prior to the record date for determining shareholders entitled to vote on such Business Combination to (d) the market price of the Common Stock immediately prior to the initial acquisition by such ten percent (10%) Shareholder of any Common Stock.

                  (2) The aggregate amount of the cash and fair market value of other consideration to be received in such Business Combination by the Corporation, a Subsidiary or the holders of Common Stock, as the case may be, divided by the number of shares of Common Stock issued and outstanding immediately prior to the first public announcement relating to such Business Combination, is not less than the highest per-share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by such ten percent (10%) Shareholder for any block of Common Stock owned by it;


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         and in addition is not less than the market price per share of Common
         Stock immediately prior to the first public announcement relating to such Business Combination.

                  (3) The form of consideration to be received by holders of Common Stock in such Business Combination shall not be less favorable than the consideration paid by the ten percent (10%) Shareholder in acquiring the largest block of Common Stock already owned by it;

                  (4) After such ten percent (10%) Shareholder has acquired ownership of not less than ten percent (10%) of the then outstanding Common Stock (a "10% Interest") and prior to the consummation of such Business Combination:

                           (a) the ten percent (10%) Shareholder shall have
                  taken all action necessary to ensure that the Corporation's Board of Directors included at all times representation by Continuing Director(s) (as hereinafter defined) proportionate to the ratio that the Voting Shares owned by persons who are not ten percent (10%) Shareholders ("Public Holders") bears to all Voting Shares outstanding at such respective times (with a Continuing Director to occupy any resulting fractional Board position);

                           (b) such ten percent (10%) Shareholder shall not have
                  acquired any newly issued shares of stock, directly or indirectly, from the Corporation (except upon conversion of convertible securities acquired by it prior to obtaining a 10% Interest or as a result of a pro rata stock dividend or stock split); and

                           (c) such ten percent (10%) Shareholder shall not have
                  acquired any additional shares of the Corporation's outstanding Voting Shares except as a part of the transaction which resulted in such ten percent (10%) Shareholder acquiring its 10% Interest;

                  (5) Prior to the consummation of such Business Combination, such ten percent (10%) Shareholder shall not have (a) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Corporation, or (b) made any major change in the Corporation's business or equity capital structure without the unanimous approval of the whole Board of Directors; and

                  (6) A proxy statement meeting the requirements of the Securities Exchange Act of 1934 shall have been mailed to all holders of Voting Shares for the purpose of soliciting shareholder approval of such Business Combination. Such proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the continuing Directors, or any of them, may have furnished in writing and an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such


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         Business Combination, from the point of view of the holders of Voting
         Shares other than any ten percent (10%) Shareholder (such investment banking firm to be selected by a majority of the Continuing Directors, to be furnished with all information it reasonably requests and to be paid a reasonable fee by the Corporation for its services upon receipt by the Corporation of such opinion).

         D. Any of the following which are not a Business Combination subject to the provisions of subparagraph B or subparagraph C of this Article 11 shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all Shareholders are entitled to cast on the matter:

                  (1) Any merger or consolidation of the Corporation with or into another Corporation; or

                  (2) Any merger or consolidation of a Subsidiary with or into another Corporation if (i) the resulting, surviving or continuing Corporation, as the case may be, would not be a Subsidiary or (ii) the total number of shares of the Corporation issued or delivered in connection with such transaction, plus those initially issuable upon conversion of any other shares, securities or obligation to be issued in connection with such transaction, exceed fifteen percent (15%) of the shares of Common Stock of the Corporation outstanding immediately prior to the date on which such transaction is consummated; or

                  (3) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Corporation; or

                  (4) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of a Subsidiary whose total assets exceed twenty percent (20%) of the total assets of the Corporation as reflected on the most recent consolidated balance sheet of the Corporation; or

                  (5) Any sale of all or substantially all of the stock in a subsidiary whose total assets exceed twenty percent (20%) of the total assets of the Corporation as reflected on the most recent consolidated balance sheet of the Corporation.

         Provided, however, that the transaction described in Clauses 1 through 5, of this subparagraph D of Article 11 shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) and not seventy- five percent (75%) of the votes which all Shareholders are entitled to cast on the matter if the Board of Directors has by resolution authorized or ratified the execution and delivery of a written agreement in principle, memorandum of understanding or letter of intent respecting such transaction prior to the time that any party has presented such transaction to the shareholders of the Corporation for their consideration or approval.


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         Transactions involving the Corporation or a Subsidiary which are not
         Business Combinations or which are not described in (1) through (5) of this subparagraph D of Article 11, shall require only such shareholder approval, if any, as may be required pursuant to the Business Corporation Law of Pennsylvania as in effect from time to time.

         E. Any plan or proposal for the liquidation or dissolution of the Corporation which would require or permit a distribution of any surplus remaining after paying off all debts and liabilities of the Corporation to the shareholders in accordance with their respective rights and preferences shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes which all Shareholders are entitled to cast on the matter; provided, the affirmative vote of the holders of at least eighty-five percent (85%) of the votes which all Shareholders are entitled to cast on the matter shall be required for any such plan or proposal which would permit such distribution to shareholders to be made other than in cash.

         F. For the purposes of this Article 11 and Article 12:

                  (1) A "person" shall mean any individual group, firm, Corporation or other entity.

                  (2) "10% Shareholder" shall mean, in respect of any Business Combination, any person (other than the Corporation or any Subsidiary) who or which, as of the record date for the determination of shareholders entitled to notice of and to vote on such Business Combination, or immediately prior to the consummating of any such transaction:

                           (a) is the beneficial owner, directly or indirectly,
                  of not less than ten percent (10%) of the outstanding Common Stock of the Corporation, or

                           (b) is an Affiliate of the Corporation and at any
                  time within two years prior thereto was the beneficiary owner, directly or indirectly, of not less than ten percent (10%) of the outstanding Common Stock of this Corporation, or

                           (c) is an assignee of or has otherwise succeeded to
                  any Common Stock which was at any time within two years prior thereto beneficially owned by any ten percent (10%) Shareholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

                  (3) A person shall be the "beneficial owner" of any Common
                  Stock:

                           (a) which such person or any of its Affiliates or
                  Associates (as hereinafter defined) beneficially own, directly or indirectly, or


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                           (b) which such person or any of its Affiliates or
                  Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote, pursuant to any agreement, arrangement or understanding, or

                           (c) which are beneficially owned, directly or
                  indirectly, by any other person with which such first-mentioned person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.

                  (4) The outstanding Common Stock shall include shares deemed owned through application of Section 3 above but shall not include any other shares of Common Stock which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

                  (5) "Continuing Director" shall mean a person who was a member of the Board of Directors of the Corporation elected by the Holders of Common Stock prior to the date as of which any ten percent (10%) Shareholder acquired in excess of five percent (5%) of the then outstanding shares of Common Stock, or a person designated (before his initial election as a Director) as a Continuing Director by a majority of the then Continuing Directors.

                  (6) "Affiliate" and "Associate" shall have the respective meanings given those terms in the General Rules and Regulations under the Securities Exchange Act of 1934.

                  (7) "Subsidiary" means any corporation or entity of which a majority of any class of equity security (as defined in the General Rules and Regulations under the Securities Exchange Act of 1934) is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of ten percent (10%) Shareholder set forth in Section 2 of this subparagraph F, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

                  (8) "Voting Shares" shall mean any shares of the capital stock of the Corporation entitled to vote (irrespective of the number of votes which each such share is entitled to cast) generally in the election of Directors.

         G. A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article 11, on the basis of information known to them, (1) the number of shares of Common Stock beneficially owned by any person, (2) whether a person is an Affiliate or Associate of another, (3) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in Section 3 of subparagraph F., (4) the


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fair market value of consideration other than cash to be received in any
Business Combination, (5) whether the form of consideration to be received by holder of Common Stock in a Business Combination is not less favorable than the consideration paid by a ten percent (10%) Shareholder in acquiring the largest block of Common Stock owned by it, and (6) whether a ten percent (10%) Shareholder has taken all action necessary to ensure proportionate representation by Continuing Directors on the Board of Directors for purposes of clause 4(a) of subparagraph C of this Article 11.

         H. Nothing contained in this Article 11 shall be construed to relieve any ten percent (10%) Shareholder from any fiduciary obligation imposed by law.

12. Articles 7, 8, 9, 10 and 11 of these Articles of Incorporation, and this
Article 12, may not be amended, altered, changed or repealed without the affirmative vote of holders of at least eighty-five percent (85%) of the votes which all shareholders are entitled to cast on the matter. Provided, however, that if the amendment, alteration, change or repeal of any of the aforesaid Articles is recommended to the shareholders by sixty-six and two-thirds percent (66 2/3%) of the whole Board of Directors, consisting entirely of Continuing Directors, then the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes which all Shareholders are entitled to cast on the matter shall be required. Article 5 of these Articles of Incorporation may not be amended, altered, changed or repealed without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes which all shareholders are entitled to cast on the matter.

13. The Corporation shall, to the fullest extent permitted by applicable law, indemnify any and all persons whom it shall have the power to indemnify from and against any and all expenses, liabilities or other matter for which indemnification is permitted by applicable law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

14. Each article of these Articles of Incorporation shall be considered separable and if for any reason any Article is determined to be invalid and contrary to any then existing law, such invalidity shall not impair the operation of or affect those Articles which are valid.


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